Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 22, 2020, is entered into by and among Agrify Corporation, a Nevada corporation (“Purchaser”), Agrify Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), TriGrow Systems, Inc., a Nevada corporation (the “Company”), and Christopher J. Graham, solely in his capacity as Stockholders’ Representative (the “Stockholders’ Representative”). Capitalized terms used herein but not defined have the meanings set forth in Section 1 hereof.

RECITALS

WHEREAS, Purchaser, Merger Sub and the Company desire to enter into this Agreement pursuant to which Merger Sub will merge with and into the Company so that the Company will continue as the surviving corporation of the Merger (defined below) and will become a wholly-owned subsidiary of Purchaser.

WHEREAS, the respective Boards of Directors of Purchaser, Merger Sub and the Company have adopted and approved this Agreement and the Merger and recommended to their respective stockholders that such stockholders approve the same upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (“NRS”) Chapters 78 and 92A.

WHEREAS, pursuant to the Merger, among other things, the issued and outstanding shares of capital stock of the Company (the “Company Capital Stock”) shall be converted into the right to receive shares of capital stock of Purchaser. Under the terms of the Merger, Purchaser proposes to issue an aggregate of 942,028 shares of voting common stock of Purchaser, par value $0.001 per share (the “Consideration Common Stock”), to the stockholders of the Company (the “Company Stockholders”) as consideration for their shares of the Company Capital Stock.

WHEREAS, the parties hereto intend that the Merger will be treated as a tax-free reorganization under Section 368(a)(2)(E) of the Code (or, in the alternative, such other applicable tax-free reorganization provision under Section 368 of the Code).

WHEREAS, the Company Stockholders have approved the Merger, this Agreement and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

AGREEMENT

1.	Definitions. The following terms shall have the following meanings for the purpose of this Agreement:

a.	“Affiliate” means, with respect to a particular Person, (i) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, and (ii) any of such Person’s spouse, siblings (by law or marriage), ancestors and decedents and (iii) any trust for the primary benefit of such Person or any of the foregoing. The term “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or equity interests, by contract or otherwise. Notwithstanding anything to the contrary, neither the Company nor the Purchaser (nor any of the directors, officers, employees, representatives or agents of Purchaser) shall be considered Affiliates of each other for purposes of this Agreement.

b.	“Articles” means the Company’s Articles of Incorporation, as amended and in effect as of the date hereof.

c.	“Articles of Merger” means the articles of merger with respect to the Merger, substantially in the form attached hereto as Exhibit A, to be filed with the Nevada Secretary of State.

d.	“Basis” means any past or present event, fact, circumstance, condition or transaction that causes, results in or forms the basis for, or could reasonably be anticipated to cause, result in or form the basis for, any specified consequence.

e.	“Bylaws” means the Company’s by-laws, as amended and in effect as of the date hereof.

f.	“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

g.	“Company Common Stock” means shares of Common Stock of the Company, par value $0.001 per share.

h.	“Company Intellectual Property” means any and all Intellectual Property exploited by, held for exploitation by, owned (in whole or in part) by, or licensed to, Company.

i.	“Company Option” means any option to purchase a share of Company Capital Stock issued in accordance with the terms and conditions of the Plan and outstanding as of the date of this Agreement.

j.	“Company Series A Preferred Stock” means shares of Series A Preferred Stock of the Company, par value $0.001 per share.

k.	“Contract” means any agreement, contract, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

l.	“Dissenting Shares” shall have the meaning set forth in Section 3(e).

m.	“Dissenting Stockholders” means holders of Dissenting Shares.

n.	“Employee Plan” means each material “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefit plans, agreements, programs, policies, commitments or arrangements, including multiemployer, stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, and fringe benefit plans, agreements, programs, policies, commitments or arrangements, whether or not subject to ERISA (including any related funding mechanism), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability.

o.	“Encumbrances” mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or similar restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

p.	“Environmental Laws” means an applicable Law of a Governmental Body relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

q.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

r.	“ERISA Affiliate” means any corporation, partnership, limited liability company, sole proprietorship, trade, business or other Person that, together with Company, is or, at any time, was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

s.	“GAAP” means United States generally accepted accounting principals consistently applied.

t.	“Governing Documents” means the Company’s Articles and Bylaws.

u.	“Governmental Body” shall mean any (a) nation, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal or other government, (c) governmental or quasi-governmental authority; or (d) body exercising administrative, executive, judicial or legislative authority or power.

v.	“Hazardous Substance” means any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof that is regulated by a Governmental Body under any provision of an Environmental Law.

w.	“Inbound License” means any Contract pursuant to which Company: (a) is authorized or otherwise permitted to access or exploit any other Person’s Intellectual Property, or (b) obtains a right to access or exploit a Person’s Intellectual Property in the form of services, such as software as a services contract or a cloud services contract.

x.	“Indebtedness” means any (i) obligation for borrowed money, (ii) obligation representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business payable on terms customary in the trade), (iii) obligation, whether or not assumed, secured by Encumbrance or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligation evidenced by notes, acceptances, bonds, or other instruments, (v) obligation to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property or any other off-balance sheet obligations, (vi) capital lease obligations, (vii) contingent obligations for which the underlying transaction constitutes “Indebtedness” under this definition, (viii) the maximum available stated amount of all letters of credit or bankers’ acceptances created for the account of such Person and, without duplication, all reimbursement obligations with respect to letters of credit, (ix) obligation under any sale and leaseback transaction, (x) obligation under any liquidated earn-out, or (xi) other obligation for borrowed money or other financial accommodation that in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

y.	“Indemnifying Stockholders” means Hoop Ventures LLC, Pericles Group LLC, Crown Capital Investments, LLC, CCI-TGS A, LLC, Demeter Capital Group LP, Arcadian Fund LP, Upstream Capital, and Phyto Partners LP.

z.	“Intellectual Property” means (i) all inventions, developments, discoveries, know-how, concepts and ideas (whether or not patentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations-in-part, divisions, revisions, extensions, reexaminations and counterparts thereof, and all industrial designs, industrial models and utility models, (ii) all trademarks, service marks, trade dress, logos, slogans, internet domain names, trade names, corporate names and all other indicia of origin, whether or not registered, together with all translations, adaptations, modifications, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations, renewals and extensions in connection therewith, (iii) all copyrightable works, including world wide web sites, all copyrights (whether or not registered) and all applications, registrations, renewals and extensions in connection therewith, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, methods, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and marketing plans and proposals) and rights in any jurisdiction to limit the use or disclosure thereof by any Person, (v) all computer software (including source code, object code, executable code, data, databases and related documentation), together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof, (vi) all rights to internet web sites and internet domain names, (vii) all material advertising and promotional materials, (viii) telephone, telecopy and email addresses and listings, (ix) all other proprietary rights in intangible forms of property, and (x) all copies and tangible embodiments of the foregoing (in whatever form or medium).

aa.	“Intellectual Property Licenses” means, collectively, all Inbound Licenses and Outbound Licenses.

bb.	“Knowledge” means, with respect to any Person, the actual knowledge, or the knowledge that such Person would be reasonably be expected to obtain in the course of diligently performing his or her duties for the Company or Purchaser, as applicable. In the case of the Company, this includes the Knowledge of Nicholas Cooper, John DeRoo, David Kessler, Richard Weinstein, Bill Wike, or, solely for purposes of Section 4(p), Angelius Ladd. In the case of the Purchaser, this includes the Knowledge of Raymond Chang and Matt Liotta.

cc.	“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, statute, law, rule, regulation, ordinance, code, principle of common law or treaty.

dd.	“Liabilities” mean any obligation or liability (matured or unmatured, absolute, accrued, contingent or otherwise).

ee.	“Liquidity Event” means the first, and only the first, occurrence of either of the following events of or with respect to the Purchaser and its Affiliates after the Closing: (i) a Company Sale (as defined in the Stockholders’ Agreement); or (ii) the sale of shares of Company Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.

ff.	“Material Adverse Effect” means any event, change, development or occurrence that, individually or together with any other event, change, development or occurrence has had a material adverse effect on the business, results of operations, properties, assets, or condition (whether financial or otherwise) of the Company; provided, however, that in no event shall any of the following constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) the announcement or pendency of this Agreement, (c) any change generally affecting the industry in which the Company or a Subsidiary operates or the general business or economic conditions to the extent that such change does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, (d) any change resulting from the compliance by the Company of the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Purchaser, or (e) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets that were developed in good faith by the Company or its Subsidiaries.

gg.	“Merger Sub Common Stock” means shares of Common Stock of Merger Sub, par value $0.001 per share.

hh.	“Nevada Act” means Chapter 78 and Chapter 92A of the Nevada Revised Statutes, as in effect on the date hereof.

ii.	“Open Source License” means a Contract that licenses Software (a) as “free software” or “open source software” (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License), (b) under a Contract that is, or is substantially similar to, a license that meets the open source definition (www.opensource.org/osd.html) or the free software definition (www.gnu.org/philosophy/free-sw.html), or (c) under a Contract that obligates the recipient or user of the Software to (i) disclose, distribute or provide the applicable Software and derivative works based thereupon, (ii) permit another Person to access, modify, make derivative works of, or reverse-engineer the applicable Software, or (iii) grant any Person any license to patent or other Intellectual Property or impose a non-assertion obligation on the recipient or users of the Software.

jj.	“Option” means all options to purchase or otherwise acquire shares of the Company’s stock, whether vested or unvested, granted pursuant to the Company’s Plan, any other plan or arrangement, or pursuant to any individual stock option award or grant agreements, in each case, that are outstanding as of immediately prior to the Effective Time.

kk.	“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

ll.	“Outbound License” means any Contract pursuant to which (a) Company authorizes or otherwise permits any other Person to access or exploit any Company Intellectual Property, or (b) a Person obtains a right to access or exploit any Company Intellectual Property in the form of services, such as software as a services contract or a cloud services contract.

mm.	“Owned Intellectual Property” means all Company Intellectual Property other than Intellectual Property licensed to Company pursuant to an Inbound License.

nn.	“Permits” means all licenses, permits, registrations, accreditations, certifications and approvals applied for, pending by, issued or given to the Company by a Governmental Body.

oo.	“Permitted Encumbrances” means (i) statutory Encumbrances for Taxes that are not yet due or are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company’s books in accordance with GAAP, (ii) statutory Encumbrances of landlords, carriers, warehousemen, mechanics and materialmen and other like liens incurred in the ordinary course of business for sums (provided lien statements have not been filed or such liens otherwise perfected), (iii) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (iv) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (v) Encumbrances relating to capitalized lease financings, purchase money financings or operating leases that have been entered into in the ordinary course of business, (vi) Encumbrances which do not materially and adversely impair the use or value of the assets, (vii) Encumbrances disclosed in the Financial Statements, (viii) Encumbrances arising from judgments against the Company (A) that do not, in the aggregate, exceed $100,000 outstanding at any one time, (B) that are being diligently contested in good faith, (C) that are not the subject of any attachment, levy or enforcement proceeding, and (D) for which adequate reserves are maintained on the Company’s books in accordance with GAAP, (ix) Encumbrances on real property (including easements, covenants, rights of way and similar restrictions of record) that are matters of record or that would be revealed by a physical inspection of such property and which do not adversely affect the current occupancy or use of such real property, (x) Encumbrances arising under applicable Laws in the ordinary course of business providing for landlord liens with respect to tenant’s personal property, fixtures or leasehold improvements at the subject premises; (xi) Encumbrances arising under the credit agreements, and (xii) Encumbrances described on Schedule 1.

pp.	“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, or a Governmental Body.

qq.	“Plan” means the TriGrow Systems, Inc. 2018 Stock Incentive Plan.

rr.	“Pre-Closing Tax Period” shall mean any taxable period of the Company ending on or before the Closing Date.

ss.	“Proceeding” means any litigation, action, lawsuit, investigation, or other legal proceeding, mediation or arbitration (including any appeal or application for review thereof) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

tt.	“Purchaser Licensed IP” means all Intellectual Property owned by Purchaser, subject to one or more Inbound Licenses.

uu.	“Sales Tax Liability” means any sales tax liability resulting from transactions between the Company and LNP, LLC (d/b/a White Cloud), Nevada Holistic Medicine, LLC (d/b/a Cameron).

vv.	“Series A Documents” shall mean those documents executed in connection with the Series A capital raise of the Company, including, without limitation, the Series A Stock Purchase Agreement, the Voting Agreement, the Right of First Refusal and Co-Sale Agreement, the Investor Rights Agreement and the Amended and Restated Articles of Incorporation.

ww.	“Software” means all computer programs (including any and all software implementation of algorithms, whether in source code or object code), documentation (including user manuals and training materials) relating to any of the foregoing, but excluding any of the foregoing owned by Purchaser and licensed to the Company through one or more Inbound Licenses.

xx.	“Stockholders’ Agreement” means that certain Amended and Restated Stockholders’ Agreement, dated as of the date hereof, by and among Purchaser and the other parties thereto.

yy.	“Taxes” mean any federal, state, local, foreign and other net income, gross income, gross receipts, sales, estimated, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property (including personal property), windfall profits, social security (or similar), occupation, premium, unemployment, disability, value added, healthcare, unclaimed property, escheatment, alternative or add on minimum, customs, duties, estimated and other taxes of any kind whatsoever, and any fee, custom, impost, assessment, obligation, levy, tariff, charge or duty in the nature of a tax, together with any interest, penalties, additions to tax or additional amounts with respect thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

zz.	“Technology” means, collectively, all tangible items embodying any Company Intellectual Property.

aaa.	“Transaction Documents” means, collectively, this Agreement, the Stockholders’ Agreement, the Stockholders’ Agreement Joinders, the Merger Agreement Joinders, the Letters of Transmittal, and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the Transactions.

bbb.	“Transaction Expenses” means, without duplication, all of the fees, expenses, costs, charges, payments and other obligations (a) that are incurred or payable by or on behalf of the Company or for which the Company is otherwise liable that have not been paid in full prior to the Closing (whether incurred or to be paid prior to, at or after Closing) and (b) of any Company Stockholder that are or were paid by the Company and that are not reimbursed or advanced to the Company prior to Closing, in each case of clause (a) or (b) above in connection with the Transactions, including (i) the fees, costs and expenses of the Company’s bankers, counsel, accountants, advisors, agents and representatives, and (ii) any success, change of control, special or other bonuses or similar amounts, retention, severance or other payments or other forms of compensation that are created, accelerated, accrue or become payable by the Company, in each case upon or in connection with the consummation of the Transactions, to the extent such amounts are deductible by the Company for federal income Tax purposes on or prior to the Closing Date, and any payroll Taxes incurred or to be incurred by the Company in connection therewith.

ccc.	“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger.

2.	The Merger.

a.	Articles of Merger. At the Effective Time (as defined in Section 2(b) below), on the terms and subject to the conditions set forth in this Agreement, the Articles of Merger, and the applicable provisions of Nevada Act, the Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger and as a wholly-owned subsidiary of Purchaser (the “Merger”). The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

b.	Effective Time. At the Closing, Purchaser, Merger Sub, and Company shall cause the Merger to be consummated by filing all necessary documentation, including by filing Articles of Merger with the Nevada Secretary of State as provided in Section 92A.200 of the Nevada Revised Statutes (the time of acceptance by the Secretary of State of the State of Nevada of such filing or such later time as may be agreed to by Purchaser and the Company in writing (and set forth in the Articles of Merger) being referred to herein as the “Effective Time”).

c.	Assets and Liabilities. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger, and the applicable provisions of Nevada Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become debts, liabilities and duties of the Surviving Corporation.

d.	Charter. At the Effective Time, the Articles will be amended and restated in substantially the form attached hereto as Exhibit B (the “Restated Articles”), and the Restated Articles shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided by Nevada Act.

e.	Bylaws. At the Effective Time, the Bylaws of the Purchaser shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by Nevada Act.

f.	Directors. At the Effective Time, the members of the board of directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the board of directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified.

g.	Officers. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed.

3.	Effect of the Merger on Company Capital Stock.

a.	On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any Company Stockholder:

i.	At the Effective Time, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by the Company) shall be automatically converted into and represent the right to receive a number of shares of the Consideration Common Stock equal to 471,014 divided by the aggregate number of shares of Company Common Stock. For the avoidance of doubt, an aggregate of 471,014 shares of Consideration Common Stock will be issued to the holders of Company Common Stock as set forth on the Final Merger Consideration Spreadsheet (as defined below).

ii.	At the Effective Time, each share of the Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by the Company) shall be automatically converted into and represent the right to receive a number of shares of Consideration Common Stock equal to 471,014 divided by the aggregate number of shares of Company Series A Preferred Stock. For the avoidance of doubt, an aggregate of 471,014 shares of Consideration Common Stock will be issued to the holders of Company Series A Preferred Stock as set forth on the Final Merger Consideration Spreadsheet.

iii.	The number of shares of Consideration Common Stock that each Company Stockholder is entitled to receive for the shares of Company Capital Stock held by such Company Stockholder shall be rounded to the nearest whole share and computed after aggregating shares issuable for all shares of Company Capital Stock held by such Company Stockholder.

iv.	Except for any Dissenting Shares, each certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock shall cease to represent such shares of Company Capital Stock and shall be cancelled effective as of the Effective Time.

v.	Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the Consideration Common Stock provided for in this Section 3(a), but the holder thereof shall only be entitled to such rights as are provided by the Nevada Act. Notwithstanding the foregoing, if any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the Nevada Act, then, upon the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in the Final Merger Consideration Spreadsheet, without interest thereon, and subject to all provisions of this Agreement applicable to the Company Stockholders, upon surrender of the certificate representing such shares. To the extent that Purchaser or Merger Sub (A) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (B) incurs any other costs or expenses in respect of any Dissenting Shares (excluding payments for such shares) (collectively, “Dissenting Share Payments”), Purchaser or Merger Sub, as applicable, shall be entitled to recover under the terms of Section 7 hereof the amount of such Dissenting Share Payments.

b.	Merger Consideration Spreadsheet. Purchaser and the Company have jointly prepared a spreadsheet attached hereto as Schedule A (the “Final Merger Consideration Spreadsheet”) setting forth the definitive allocation of the shares of Consideration Common Stock to be paid to each Company Stockholder for his, her or its shares of Company Capital Stock in the Merger, as determined in accordance with the foregoing provision of Section 3(a). Following Purchaser’s receipt of a completed and signed letter of transmittal in the form of Exhibit C attached hereto (a “Letter of Transmittal”) from a Company Stockholder, together with the stock certificates (or a duly completed and signed affidavit of lost certificate in lieu thereof) representing such Company Stockholder’s shares of Company Capital Stock, the Stockholder Questionnaire in the form attached hereto as Exhibit D (the “Stockholder Questionnaire”), a joinder to the Stockholders’ Agreement in the form attached hereto as Exhibit E (the “Stockholders’ Agreement Joinder”), and a joinder to this Agreement in the form attached hereto as Exhibit F (the “Merger Agreement Joinder”) Purchaser shall deliver to each Company Stockholder a stock certificate representing the shares of Consideration Common Stock to be issued to such Company Stockholder in accordance with the Final Merger Consideration Spreadsheet.

c.	Capital Stock of Merger Sub. At the Effective Time, each issued and outstanding share of Merger Sub Common Stock shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

d.	Treatment of Company Capital Stock Owned by the Company. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock or by Purchaser immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

e.	Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a Company Stockholder who has not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded in writing the payment of the fair value (as defined in NRS 92A.320) for such shares of Common Stock under NRS 92A.300 through 92A.500 (each, a “Dissenting Share,” and collectively, the “Dissenting Shares”), to the extent that such rights were not otherwise waived by such Company Stockholder, shall not be converted into or represent the right to receive the Consideration Common Stock until such time as all rights and remedies are exercised pursuant to NRS Chapter 92A and, in any event, such Dissenting Stockholder shall be entitled only to such rights as are granted by the NRS; provided, however, that if such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such Dissenting Stockholder’s rights under NRS 92A.300 through 92A.500, each such share of Company Capital Stock held by such Company Stockholder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Consideration Common Stock in accordance with this Article 3 upon the surrender of its stock certificate and execution and delivery of a Letter of Transmittal, and such share of Company Capital Stock will no longer be a Dissenting Share. The Company shall comply in all respects with the applicable provisions of NRS 92A.300 through 92A.500. The Stockholders’ Representative (on behalf of the Indemnifying Stockholders) shall have the right to direct all negotiations and proceedings with respect to such demands under Nevada Act. The Company shall send out the notice required by NRS 92A.430 by overnight courier immediately after the Closing and such notice shall set the date by which the Company must receive demand for payment on the date which is exactly thirty (30) days after the date the notice is delivered.

f.	Notwithstanding anything to the contrary herein, upon the occurrence of a Liquidity Event, the aggregate amount of Consideration Common Stock actually received hereunder by the Company Stockholders in the Merger pursuant to Section 3(a) and Section 3(b) shall be deemed adjusted for all purposes of this Agreement so that the Consideration Common Stock shall be held by the holders of Company Common Stock and holders of Company Series A Preferred Stock in the manner set forth on Schedule B. For the avoidance of doubt, the provisions of this Section 3(f) shall in no case be interpreted so as to increase the amount of Consideration Common Stock previously received, in the aggregate, by the Company Stockholders pursuant to this Agreement or otherwise be interpreted to increase the rights of the Company Stockholders (or diminish the rights of the Purchaser).

4.	Representations and Warranties of the Company. The Company represents and warrants to Purchaser that, except as disclosed in the disclosure schedule delivered by the Company to Purchaser and attached hereto (collectively, the “Company Disclosure Schedule”) (it being understood that all exceptions noted in the Company Disclosure Schedule shall be numbered to correspond to the applicable Section of this Article 4):

a.	Organization. The Company is a corporation duly incorporated, validly existing and in good standing, under the Laws of the State of Nevada. The Company has qualified as a foreign business and is in good standing under the Laws of all jurisdictions where the nature of the Company’s business or the location of the Company’s assets requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

b.	Power and Authority. The Company has all necessary corporate power and authority to conduct its business as currently conducted and to enter into and perform its obligations under this Agreement. Neither the Company’s execution and delivery of this Agreement nor the Company’s consummation of the Merger will result in a breach or violation of any of the terms, conditions or provisions of the Articles, Bylaws, or any Law or Order to which the Company is a party or by which the Company is bound. The board of directors of the Company (the “Company Board”) has unanimously (i) approved this Agreement and the Merger; and (ii) recommended that the Company Stockholders approve this Agreement and the Merger (the “Board Approval”). The adoption of this Agreement by the affirmative vote (or consent) of the holders of ninety-five percent (95%) of the outstanding shares of Company Capital Stock (the “Company Stockholder Approval”) is the only action, vote, approval or proceeding on the part of the holders of any of the Company’s capital stock necessary to adopt this Agreement and approve the consummation of the Transactions.

c.	Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and similar generally applicable Laws regarding creditors’ rights or by general equity principles. Upon execution and delivery by the Company, this Agreement will have been duly executed and delivered by the Company and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and similar generally applicable Laws regarding creditors’ rights or by general equity principles.

d.	Consents. Except as disclosed on Schedule 4(d), no consent, authorization, Order or consent or approval of, notices to, or filing or registration with, any Person is required for the Company’s execution and delivery of this Agreement or consummation of the Merger, other than (i) the filing of the Articles of Merger as provided in Section 2(a); (ii) filings with applicable state securities authorities (all of which will be timely filed by Purchaser after the Closing), (iii) the execution and delivery of written consents evidencing the Board Approval and the Company Stockholder Approval, respectively, and (iv) dissenters’ and related notices and an information statement pursuant to the Nevada Act and applicable Law.

e.	No Conflicts. Except as disclosed on Schedule 4(e), neither the execution, delivery or performance by the Company of this Agreement or the other Transaction Documents, nor the consummation by the Company of the Transactions, will (i) violate, conflict with or result in any breach of any provision of the Company’s Governing Documents, (ii) conflict with, result in a violation or breach of, result in any loss of rights or additional obligations under, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of, or result in the payment of any additional amounts or consideration under any Material Contract or material Permit, (iii) violate any Order or applicable Law to which the Company is subject or (iv) except as contemplated by this Agreement or with respect to Permitted Encumbrances, result in the creation of any Lien upon any of the material assets of the Company, except, in the case of clauses (ii), (iii) or (iv) above, for such violations, conflicts, breaches, defaults or rights of acceleration, modification or cancellation as would not reasonably be expected to be materially adverse to the Company or materially delay its ability to consummate the Transactions.

f.	Governing Documents. Complete and accurate copies of the Governing Documents, stock records and corporate minute books and records have been furnished for inspection by Purchaser. To the Company’s Knowledge, the Company is not in violation of any of the provisions of its Governing Documents.

g.	Capitalization.

i.	The authorized capital stock of the Company consists of:

A)	15,328,617 shares of Company Common Stock, of which 9,538,746 are issued and outstanding and 4,773,617 shares of Company Series A Preferred Stock, of which 3,014,993 are issued and outstanding. The Company has no current equity incentive plan and no shares of Common Stock reserved under any such plan. All shares of capital stock of the Company that have been issued have been duly authorized, validly issued, are fully paid and non-assessable and were issued in compliance with all applicable Laws. The rights, privileges and preferences of Company Series A Preferred Stock are as stated in the Articles and as provided by Nevada Act. Schedule 4(g) sets forth the number, class and series of shares of capital stock of the Company that each Company Stockholder holds of record, and the address and state of residence of such stockholder.

B)	Except as disclosed in Schedule 4(g), (i) no Company Options, subscriptions or purchase rights of any nature to acquire shares of capital stock or other securities of the Company are authorized, issued or outstanding and the Company is not obligated in any other manner to issue shares of its capital stock or other securities, except as contemplated by this Agreement, (ii) the Company is not a party to, and, to the Company’s Knowledge, there are no, agreements, understandings, trusts or other collaborative arrangements or understandings concerning the voting of Company Capital Stock other than this Agreement and the Series A Documents, (iii) the Company is not a party to, and, to the Company’s Knowledge, there are no, agreements, understandings, trusts or other understandings concerning transfers or registration of Company Capital Stock other than this Agreement and the Series A Documents, and (iv) there are no restrictions on the transfer of shares of Company Capital Stock other than those imposed by applicable Laws, this Agreement and the Series A Documents. The Company has delivered to Purchaser true and complete copies of each option agreement evidencing each Company Option.

ii.	Except as set forth on Schedule 4(g), the Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. No stock options, stock appreciation rights or other equity-based awards issued or granted by the Company are subject to the requirements of Section 409A of the Code. Except as set forth on Schedule 4(g) or in the Articles or the Series A Documents, the Company has no obligation (contingent or otherwise) to purchase or redeem any shares of Company Capital Stock.

h.	Subsidiaries. Except as disclosed in Schedule 4(h), the Company does not hold or beneficially own any direct or indirect interest in any Person (whether it be common or preferred stock or any comparable ownership interest in any Person that is not a corporation), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any interest in any Person.

i.	Financial Statements. The Company has furnished to Purchaser copies of the Company’s balance sheets, statements of operations and cash flow and notes to financial statements (together with any supplementary information thereto) as of and for the years ended December 31, 2017 and December 31, 2018 (the “Annual Financial Statements”) and the Company’s balance sheet and statements of operations and cash flow as of and for the nine-month period ended September 30, 2019 (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements are consistent with the books and records of the Company, fairly present in all material respects the financial condition of the Company as of the date and for the periods indicated therein, and, except as disclosed on Schedule 4(i), have been prepared in accordance with GAAP (excepting, as to the Interim Financial Statements, the lack of footnotes and such Interim Financial Statements being subject to normal year-end adjustments).

j.	Undisclosed Liabilities. The Company has no Liabilities except for Liabilities (i) provided for or reserved against in the Financial Statements and the Interim Financial Statements, as applicable, (ii) incurred by the Company subsequent to the date of the Interim Financial Statements in the ordinary course of the business consistent with past practice (none of which results from or related to any breach of contract, breach of warranty, tort, infringement or violation of Law), or (iii) set forth on Schedule 4(j).

k.	Title to Assets. Except as specifically disclosed in the Financial Statements, the Interim Financial Statements or on Schedule 4(k), the Company has good title to all of its tangible personal property (including machinery and equipment, inventory, receivables and furniture) shown on the Financial Statements, free and clear of any Encumbrances, except for (i) assets which have been disposed of to non-Affiliate third-parties since the date of the Interim Financial Statements in the ordinary course of business, (ii) Encumbrances reflected in the Financial Statements, and (iii) Permitted Encumbrances. Except as disclosed on Schedule 4(k), all of the Company’s tangible assets are located at the Company’s facilities or in transit to the Company’s facilities.

l.	Bank Accounts. Schedule 4(1) completely and accurately lists (i) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box or joint accounts, lock boxes or safe deposit boxes (together with the name of the joint holder thereof), (ii) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company, and (iii) all instruments or agreements to which the Company is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the ordinary course of business.

m.	Absence of Certain Changes. Except as disclosed on Schedule 4(m), since the date of the Interim Financial Statements, the Company has operated its business in the ordinary course consistent with past practices, has not experienced any Material Adverse Effect, and there has not been any:

i.	declaration or payment of any dividends, or authorization or any distribution upon or with respect to any class or series of Company Capital Stock;

ii.	sale, exchange or other disposition of any of its assets or rights, other than the sale of its inventory in the ordinary course of business;

iii.	payment of any bonuses, or material increase in salaries or other compensation, by the Company to any of its respective directors, officers, or employees, except for bonus awards and increases in salaries made in the ordinary course of business consistent with past practices;

iv.	capital expenditures in excess of $50,000;

v.	(A) bonus or incentive grant or any wage, salary or compensation increase or severance or termination payment to, or any promotion of, any director, officer, employee, group of employees or consultant other than in the ordinary course of business, (B) entry into any employment, severance, retention, change in control or similar Contract, (C) hire of any employee other than a new hire in the ordinary course of business and who is expected to earn less than $50,000 in annual cash compensation; (D) any termination of the employment of any employee whose annual base salary exceeded $50,000 at the time of such termination; or (E) any payments or distributions to its employees, officers or directors except such amounts as constitute currently effective compensation for services rendered, or reimbursement for reasonable ordinary and necessary out-of-pocket business expenses; or

vi.	incurrence of Indebtedness or guarantee of debt or other liability of any third party by the Company other than Indebtedness in the ordinary course of business and reflected on the Financial Statements.

n.	Contracts and Commitments. Other than this Agreement and those documents disclosed on Schedule 4(n), the Company is not a party to:

i.	any partnership agreements or joint venture agreements;

ii.	any agreements with another person materially limiting or restricting the ability of the Company to enter into or engage in any market or line of business, including any Contract restricting in any manner Company’s right to compete with any other Person, to sell to or purchase from any other Person or to solicit for employment or hire any Person;

iii.	any employment, severance or consulting agreements with any director, officer or key employee;

iv.	any agreements related to the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, other than the Company’s license of proprietary software to customers in the ordinary course of business;

v.	any agreement containing a grant of rights to manufacture, produce, assemble, license, market, or sell its products that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products;

vi.	any guaranties, performance, bid or completion bonds or surety or indemnification agreements;

vii.	any lease, sub-lease or other Contract relating to any personal property or real property owned by the Company or used by the Company in operation of its business;

viii.	any Contract evidencing or relating to any Indebtedness;

ix.	any collective bargaining agreements;

x.	any Contract for the payment of severance benefits, retention bonuses, change in control payments, sale bonuses or other similar payments to any employee or other Person;

xi.	plans or Contracts with respect to Employee Benefit Plans;

xii.	any Contracts for the sale of any equipment, inventory or other assets, except for sales of inventory in the ordinary course of business, or any Contract with respect to the acquisition or disposition of any assets or securities of the Company or held by the Company other than in the ordinary course of business;

xiii.	any confidentiality agreements, other than those entered into with customers, prospective customers, suppliers or prospective suppliers in the ordinary course of business;

xiv.	any requirements Contracts or take or pay Contracts, which involve consideration in excess of $25,000;

xv.	any Contracts with, or relating to the provision of goods or services to any Governmental Body, which involves consideration in excess of $25,000;

xvi.	any limited liability company agreements, partnership agreements or joint venture agreements or other contracts (however named) involving a sharing of profits, losses, costs or Liabilities by Company and another Person; or

xvii.	or any other material agreement (or group of related agreements), the performance of which involves consideration in excess of $25,000 (including rendering of goods or services by or to Company) other than agreements entered into in the ordinary course of business consistent with past practice.

All Contracts required to be disclosed on Schedule 4(n) (the “Material Contracts”) are in full force and effect and binding upon the Company, and, to the Company’s Knowledge, the other parties thereto. True and correct copies of all Material Contracts have been delivered to Purchaser. No material default by the Company has occurred under any Contract and, to the Company’s Knowledge, no material default by any other party has occurred under any Contract. To the Company’s Knowledge, no event has occurred or fact, circumstance or condition exists that, with the lapse of time, the giving of notice or both, or the happening of any further event or existence of any future fact, circumstance or condition, would become a default by the Company under any Contract. Except as specifically disclosed in Schedule 4(n), none of the Contracts required to be disclosed on Schedule 4(n) evidences or otherwise relates to any Liability of the Company for any Indebtedness in excess of $25,000 in the aggregate.

o.	Environmental Matters. To the Company’s Knowledge, the Company is in material compliance with all Environmental Laws. The Company has not received any written notice, report or other information regarding any actual or alleged material violation of any Environmental Law or any material Liability, including any investigatory, remedial or corrective obligations, relating to the Company or its facilities arising under Environmental Laws.

p.	Intellectual Property.

i.	Set forth on Schedule 4(p)(i) is a complete and accurate listing of all (A) issued patents and pending patent applications; (B) trademark registrations and pending trademark applications; and (C) domain name registrations owned by the Company, in each case with the jurisdiction in which such item has been issued, registered or filed and the applicable issuance, grant, registration or serial number(s) in the name of the Company, as assignee (the “Registered Intellectual Property”). All Registered Intellectual Property has been obtained and maintained in material compliance with all applicable published rules, policies and procedures of the applicable Governmental Bodies, and is enforceable and valid.

ii.	Except as disclosed on Schedule 4(p)(ii), the Company solely and exclusively owns all right, title and interest in and to the Owned Intellectual Property. All Owned Intellectual Property is free and clear of any and all Encumbrances except for Permitted Encumbrances. Company either lawfully owns, or otherwise has sufficient rights to use and exploit pursuant to a valid and enforceable agreement, all Intellectual Property (other than Purchaser Licensed IP) that is necessary for and used by Company in the operation of its business as currently conducted. With the exception of any Outbound Licenses designated as exclusive on Schedule 4(p)(ii), all Owned Intellectual Property is fully transferable, alienable and licensable by Company without restriction and without payment of any kind to any third party and without approval of any third party. No funding, facilities or personnel of any educational institution or governmental authority were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property.

iii.	Schedule 4(p)(iii) sets forth a true, correct and complete list of all: (i) Outbound Licenses, and (ii) Inbound Licenses (other than any Inbound License to commercially available object code Software, Software as a service, or cloud service, in each case that does not involve aggregate annual payments in excess of $10,000 for all licenses or users of such Inbound License). With the exception of Purchaser Licensed IP, all of the Intellectual Property Licenses relating to Company Intellectual Property that is necessary for and used by Company in the operation of its business as currently conducted are in full force and effect and enforceable in accordance with their terms, except to the extent enforcement may be affected by applicable bankruptcy, insolvency, moratorium and similar generally applicable Laws regarding creditors’ rights or by general equity principles. The Company is in compliance in all material respects with the terms and requirements of such Intellectual Property Licenses, other than the Purchaser Licensed IP. To the Company’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) contravenes, conflicts with or results in a violation or breach of, or gives Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Intellectual Property License, other than the Purchaser Licensed IP. With the exception of Purchaser Licensed IP, there are no current renegotiations of any amount to be paid or payable to or by Company under any Intellectual Property License, and no Person has made a written or, to Company’s Knowledge, oral demand for such renegotiation. With the exception of Purchaser Licensed IP, Company has not released or, to Company’s Knowledge, waived any of its rights under any Intellectual Property License.

iv.	Company has used commercially reasonable efforts to protect the proprietary nature of any Owned Intellectual Property necessary for and used by Company in the operation of its business and to maintain in confidence all of its trade secrets, and confidential information (and any information intended to be a trade secret or confidential information), including commercially reasonable efforts not to disclose such trade secrets or confidential information other than pursuant to the terms of a written agreement that requires the Person receiving such to reasonably protect and not disclose such.

v.	Except as set forth in Schedule 4(p)(v), no present or former employee, officer, consultant or contractor of the Company has any ownership, license or other right, title or interest in any Owned Intellectual Property necessary for and used by the Company in the operation of its business. In each case in which the Company has acquired ownership (or purported to acquire ownership) of any material Intellectual Property from any Person, the Company has obtained a written assignment sufficient to irrevocably transfer ownership of all rights with respect to such Intellectual Property or other intellectual property to the Company. To the Company’s Knowledge, no Person (other than the Company) has an interest or right in or to any improvements, modifications, enhancements, customization or derivatives of any Owned Intellectual Property. Except as set forth on Schedule 4(p)(v), all current and former officers, employees, consultants and vendors of the Company that have participated in the development of any material Owned Intellectual Property have executed a written agreement assigning to the Company any and all Intellectual Property rights, title and interests of such Persons therein.

vi.	To the Company’s Knowledge, and with the exception of the Purchaser Licensed IP, the Company’s use and distribution of the Company Intellectual Property in the conduct of the business (including the design, development, reproduction, manufacture, branding, marketing, use, distribution, import, licensing, provision and sale of the Company’s products and services) does not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any Person or constitute unfair competition or trade practices under any applicable Laws. There is no past, pending or, to the Company’s Knowledge, threatened Proceeding involving the Company or any Company Intellectual Property (other than the Purchaser Licensed IP) alleging that any use or distribution of Company Intellectual Property infringes, misappropriates or otherwise violates the rights of any Person, and the Company has not received any notice that it must license or refrain from using any Intellectual Property or any offer by any other Person to license any Intellectual Property to the Company. To the Company’s Knowledge and with the exception of the Purchaser Licensed IP, no Person is infringing, misappropriating or otherwise violating or conflicting with any the Company Intellectual Property, or has previously done so.

vii.	Except as set forth on Schedule 4(p)(vii), no source code for any Software that constitutes Owned Intellectual Property has been delivered, licensed, or is subject to any source code escrow obligation by the Company to a Person. The Company is not obligated under any Open Source License to distribute or make available any Intellectual Property (including any source code or other materials) or grant any Intellectual Property or other rights to any Person.

viii.	The Company has provided to the public reasonable disclosure with respect to its privacy policies and related practices as required by applicable Law. Such disclosures have not contained any material omissions of the Company’s privacy policies and related practices. True and correct copies of all such privacy policies and practices have been provided to the Purchaser. The Company has made commercially reasonable efforts to ensure that the Company has: (A) complied in all material respects with the Company’s privacy policies and complied in all material respects with all applicable Laws governing the receipt, collection, use, breach notification, storage, processing, sharing, security, disclosure or transfer of any personally identifiable information that is possessed by or otherwise subject to the control of the Company (collectively, “PII”) and bulk commercial faxes and email (including unsolicited communications) and (B) implemented and maintained commercially reasonable measures, including, but not limited to, administrative, technical, and physical safeguards to protect the confidentiality, integrity and security of the PII, reasonably designed to assure that the Company complies in all material respects with (1) such Laws, (2) any notice to or consent required by applicable Laws of the provider of the PII, (3) any policy adopted by the Company, (4) the material terms of any Contract made by the Company that is applicable to such PII, or (5) any applicable privacy policy or privacy statement from time to time disclosed to the providers of the PII by the Company. The Company has the right to use all of the information in each of its databases as is necessary for and used by the Company in the operation of its business. Except for disclosures of PII required by applicable Law, authorized by the provider of PII or provided for in the Company’s privacy policies, the Company has not sold, leased or otherwise made available to third parties any PII, and the Company has utilized reasonable tools and procedures in an effort to prevent loss, damage, and unauthorized access, use, disclosure, modification, or other misuse of PII. To the Company’s Knowledge, there has been no material loss, damage, breach of security, or unauthorized access, use, disclosure, modification, or other misuse of any PII. No claims have been asserted against the Company in writing or, to the Company’s Knowledge, threatened or are reasonably expected to be asserted or threatened, with respect to any PII. Upon the Closing, the Purchaser will continue to have the right to use such PII on identical terms and conditions as the Company enjoyed immediately prior to the Closing.

ix.	The Software used by the Company is substantially free of any material defects, bugs and errors and disabling software, code or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials (“Contaminants”). The Company has taken commercially reasonable steps and implemented commercially reasonable safeguards in an effort to ensure that the Systems (as defined below) are substantially free from Contaminants.

x.	The Technology owned or licensed by the Company, excluding the Purchaser Licensed IP, but otherwise including computer hardware and tangible embodiments of Software used by the Company (collectively, the “Systems”), is sufficient for the Company to conduct the business as currently conducted. The Systems used to conduct the business as currently conducted are in reasonable working condition.

xi.	The Company does not provide its customers with any warranties on the products and goods sold by the Company in addition to or outside of the warranties provided by the manufacturers of such products or goods.

q.	Litigation. Except as disclosed on Schedule 4(q), there is no, and in the past three (3) years has been no, litigation, proceeding (in law or in equity), governmental or other investigation before any commission or other administrative authority, or arbitration pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its properties or any of its respective officers or directors (in their capacities as such), including any inquiry regarding the Company’s qualification to hold or receive any Permit. There is no, and in the past three (3) years has been no, litigation, proceeding or arbitration by the Company pending or threatened against others.

r.	Compliance with Laws. The Company is not a party to or bound by any Order entered into in any administrative, judicial or arbitration proceeding with any Governmental Body with respect to the Company’s properties, assets, personnel or business activities. The Company is not in material violation of, delinquent under or, to the Company’s Knowledge, being investigated for violation of any material Law, Order or Permit by which the Company is bound or to which the Company’s properties are subject.

s.	Brokers. The Company has no Liability to pay any fees or commissions to any broker or finder with respect to the Merger.

t.	Employees and Consultants. The Company has provided to Purchaser a true and complete list of the names of all current employees (including, without limitation, part-time employees and temporary employees), leased employees, independent contractors and consultants of the Company, together with their respective salaries or wages, other compensation, dates of employment and current positions.

u.	Taxes. The Company has filed all material tax returns required to be filed with any governmental body and all tax returns which have been filed are true, correct and complete in all material respects. The Company has timely paid all material Taxes (whether or not shown on a tax return) required to be paid, or claimed by any governmental body to be required to be paid, except Taxes that are being contested in good faith. The Company has established an adequate reserve on its Financial Statements and Interim Financial Statements in accordance with its applicable method of financial accounting for all Taxes of the Company that have accrued but not yet become due and owing. The Company’s Taxes did not, and all Taxes of the Company that have not yet become due and owing will not, exceed such reserve as adjusted for operations and transactions through the Closing in accordance with past practice and custom of the Company in filing its tax returns. All Taxes and other assessments and levies which the Company was or is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental body. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection. Except as set forth in Schedule 4(u), (i) the Company has never received written notice of any audit or of any proposed deficiencies from the IRS or any other taxing authority (other than routine audits undertaken in the ordinary course and which have been resolved on or prior to the date hereof); (ii) there are in effect no waivers of applicable statutes of limitations with respect to any Taxes owed by the Company for any year; (iii) neither the IRS nor any other taxing authority is now asserting or, to the Company’s Knowledge, threatening to assert against the Company any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith; (iv) the Company has never been a member of an affiliated group of corporations filing a combined federal income Tax return, nor does the Company have any liability for Taxes of any other Person under Treasury Regulations § 1.1502-6 or otherwise; and (v) the Company has not filed a consent under Section 341(t) of the Code, concerning collapsible corporations. For the avoidance of doubt, nothing in this Section 4(u) shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, Tax basis or other Tax attribute of the Company in any taxable period (or portion thereof) beginning after the Closing Date or (ii) any Tax position that Purchaser or its Affiliates (including the Surviving Corporation) may take in respect of any such taxable period (or portion thereof).

v.	Employee Matters. The Company is in compliance in all material respects with all currently applicable laws and regulations respecting terms and conditions of employment, including, without limitation, applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws. There are no proceedings pending or, to the Company’s Knowledge, reasonably expected or threatened, between the Company and any of its current or former employees, including, without limitation, any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to the Company’s Knowledge, reasonably expected or threatened, against the Company under any workers’ compensation or long-term disability plan or policy. The Company has no material unsatisfied compensatory obligations to any employees, former employees or qualified beneficiaries. The Company is not a party to any collective bargaining agreement or other labor union contract, nor does the Company know of any activities or proceedings of any labor union to organize the employees or the Company. The Company has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.

w.	Employee Benefits.

i.	Schedule 4(w) contains a correct and complete list of all Employee Plans. With respect to each Employee Plan, the Company has delivered or made available to Purchaser true, complete and correct copies of the plan documents and summary plan descriptions or written summary of material terms of any unwritten plan.

ii.	Each Employee Plan has been established and administered in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws.

iii.	None of the Employee Plans is subject to Title IV of ERISA. Neither the Company nor any of its ERISA Affiliates has incurred any current or projected liability in respect of post-employment health, medical or life insurance benefits for any current or former employees of the Company, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1986, and at the expense of the employee or former employee. Neither the Company nor any of its ERISA Affiliates contributes to or has in the past six (6) years sponsored, maintained, contributed to or had in the past six (6) years any liability in respect of any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA. No Employee Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and neither the Company nor any of its ERISA Affiliates has within the past six (6) years sponsored or contributed to, or had any liability in respect of, any such multiemployer plan.

x.	Insurance. Schedule 4(x) of the Company Disclosure Schedule sets forth an accurate summary of the insurance policies currently maintained by the Company. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in compliance with the terms of such policies and bonds. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

y.	The Company Capital Stock converted into Consideration Common Stock as contemplated hereunder constitutes “control” of the Company within the meaning of Code Section 368(c) and so satisfies the requirements of Treasury Regulation §1.368-2(j)(3)(i).

z.	The Company’s assets immediately after the Merger constitute substantially all of the Company’s assets and so satisfy the requirements of Treasury Regulation §1.368-2(j)(3)(iii).

aa.	The Company operates at least one historic line of business within the meaning of Treasury Regulation §1.368-1(d).

5.	Representations and Warranties of Purchaser. Except as set forth in the disclosure schedule delivered by Purchaser to the Company and attached hereto (collectively, the “Purchaser Disclosure Schedule”) (it being understood that all exceptions noted in the Purchaser Disclosure Schedule shall be numbered to correspond to the applicable Section of this Article 5), Purchaser hereby represents and warrants to the Company and each of the Company Stockholders as follows:

a.	Organization. Each of Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing, under the Laws of the State of Nevada. Purchaser has qualified as a foreign business and is in good standing under the Laws of all jurisdictions where the nature of Purchaser’s business or the location of Purchaser’s assets requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. Merger Sub is a newly formed corporation formed solely for the purpose of effecting the Merger and has conducted no business or other activities except in connection with the Merger.

b.	Power and Authority. Each of Purchaser and Merger Sub has all necessary corporate power and authority to conduct its business as currently conducted and to enter into and perform its obligations under this Agreement. Purchaser has all necessary corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party. Neither the execution and delivery of this Agreement and the applicable Transaction Documents by each of Purchaser and Merger Sub nor the consummation by Purchaser or Merger Sub of the Merger will result in a breach or violation of any of the terms, conditions or provisions of the respective Articles of Incorporation and Bylaws or any Law or Order to which Purchaser or Merger Sub is a party or by which Purchaser or Merger Sub is bound. The board of directors of each of the Purchaser and Merger Sub has unanimously approved this Agreement and the Merger.

c.	Enforceability. Each of this Agreement and the Transaction Documents to which any of Purchaser and Merger Sub is a party has been duly executed and delivered by Purchaser and Merger Sub, as applicable, and constitutes a valid and legally binding obligation of Purchaser and Merger Sub, as applicable, enforceable against Purchaser and Merger Sub, as applicable, in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and similar generally applicable Laws regarding creditors’ rights or by general equity principles. Upon execution and delivery by Purchaser and Merger Sub, as applicable, of this Agreement and the Transaction Documents to which Purchaser or Merger Sub is a party will have been duly executed and delivered by Purchaser and Merger Sub, as applicable, and will constitute valid and legally binding obligations of Purchaser and Merger Sub, as applicable, enforceable against Purchaser and Merger Sub, as applicable, in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and similar generally applicable Laws regarding creditors’ rights or by general equity principles.

d.	Consents. Except as disclosed on Schedule 5(d), no consent, authorization, Order or approval of, or filing or registration with, any Person is required for Purchaser’s and Merger Sub’s execution and delivery of this Agreement and the Transaction Documents or consummation of the Merger, other than (i) the filing of the Articles of Merger as provided in Section 2(a); and (ii) filings with applicable state securities authorities.

e.	No Conflicts. Except as disclosed on Schedule 5(e), neither the execution, delivery or performance by the Purchaser or the Merger Sub of this Agreement or the other Transaction Documents, nor the consummation by the Purchaser or the Merger Sub of the Transactions, will (i) violate, conflict with or result in any breach of any provision of the Purchaser’s or Merger Sub’s Governing Documents, (ii) conflict with, result in a violation or breach of, result in any loss of rights or additional obligations under, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of, or result in the payment of any additional amounts or consideration under any of Purchaser’s material contracts or material Permit of the Purchaser or Merger Sub, (iii) violate any Order or applicable Law to which the Purchaser or Merger Sub is subject or (iv) except as contemplated by this Agreement or with respect to Permitted Encumbrances, result in the creation of any Lien upon any of the material assets of the Purchaser or the Merger Sub, except, in the case of clauses (ii), (iii) or (iv) above, for such violations, conflicts, breaches, defaults or rights of acceleration, modification or cancellation as would not reasonably be expected to be materially adverse to the Purchaser or Merger Sub or materially delay its ability to consummate the Transactions.

f.	Governing Documents. Complete and accurate copies of the Governing Documents, stock records and corporate minute books and records have been furnished by the Purchaser and the Merger Sub for inspection by Company. To the Purchaser’s and Merger Sub’s Knowledge, neither is in violation of any of the provisions of its Governing Documents.

g.	Capitalization.

i.	The authorized capital stock of Purchaser consists of 50,000,000 shares of Common Stock, 5,720,000 of which are issued and outstanding, and 3,000,000 shares of Preferred Stock, 45,000 of which are issued and outstanding. All shares of Common Stock are entitled to customary voting rights. The Purchaser has reserved 2,758,260 shares of Common Stock for issuance under its 2019 Stock Plan duly adopted by the Purchaser’s board of directors and approved by the Purchaser’s stockholders, of which 780,000 have been issued pursuant to valid written option agreements. The Purchaser has available 192,251 shares of Purchaser Common Stock for issuance to certain executives of the Company upon the Company’s and/or the Surviving Corporation’s receipt of $10,000,000 of accumulative purchase orders for Company and/or the Surviving Corporation equipment, products, and services, from November 21, 2019 through June 30, 2020, such Purchaser Common Stock to be distributed by the Purchaser to certain executives of the Surviving Corporation responsible for achievement of such milestone in Purchaser’s sole discretion. All outstanding shares of capital stock of Purchaser have been duly authorized, validly issued, are fully-paid and non-assessable and were issued in compliance with all applicable Laws. When issued in accordance with this Agreement, the shares of Consideration Common Stock will be validly issued, fully paid and non-assessable and will be free and clear of all Encumbrances of any kind except for restrictions of transfer imposed under applicable Laws and the Stockholders’ Agreement. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, all of which are issued and outstanding.

ii.	Other than with respect to Merger Sub and except as set forth on Schedule 5(g), neither the Purchaser nor the Merger Sub holds or beneficially owns any direct or indirect interest in any Person (whether it be common or preferred stock or any comparable ownership interest in any Person that is not a corporation), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any interest in any Person.

iii.	Except as disclosed in Schedule 5(g), (i) no Options, subscriptions or purchase rights of any nature to acquire shares of capital stock or other securities of the Purchaser or Merger Sub are authorized, issued or outstanding and neither the Purchaser nor the Merger Sub is obligated in any other manner to issue shares of its capital stock or other securities, except as contemplated by this Agreement, (ii) neither the Purchaser nor the Merger Sub is a party to, and, to the Purchaser’s and Merger Sub’s Knowledge, there are no, agreements, understandings, trusts or other collaborative arrangements or understandings concerning the voting of the Purchaser’s or Merger Sub’s stock other than this Agreement and the Stockholders’ Agreement, (iii) neither the Purchaser, nor the Merger Sub, is a party to, and, to the Purchaser’s and Merger Sub’s Knowledge, there are no, agreements, understandings, trusts or other understandings concerning transfers or registration of the Purchaser’s or Merger Sub’s stock other than this Agreement and the Put and Call Agreement by and among 4DNXT Capital, LLC, Argand Group, LLC, and Dennis Liotta, dated as of June 4, 2019, and (iv) there are no restrictions on the transfer of shares of Purchaser’s and Merger Sub’s stock other than those imposed by applicable Laws, this Agreement and the Original Stockholders’ Agreement. The Purchaser has delivered to the Company true and complete copies of each option agreement evidencing each Purchaser or Merger Sub Option.

iv.	Neither the Purchaser nor the Merger Sub has ever adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. No stock options, stock appreciation rights or other equity-based awards issued or granted by the Purchaser or Merger Sub are subject to the requirements of Section 409A of the Code. Except as set forth on Schedule 5(g) or in the Articles, neither the Purchaser nor the Merger Sub has any obligation (contingent or otherwise) to purchase or redeem any shares of Purchaser’s or Merger Sub’s stock.

h.	Undisclosed Liabilities. Each of Purchaser and Merger Sub has no Liabilities except for Liabilities (i) provided for or reserved against in the Purchaser Financial Statements, (ii) incurred by Purchaser subsequent to the date of the Purchaser Financial Statements in the ordinary course of business consistent with past practice (none of which results from or related to any breach of contract, breach of warranty, tort, infringement, or violation of Law) or (iii) set forth on Schedule 5(h).

i.	Title to Assets. Except as specifically disclosed in the Purchaser Financial Statements or on Schedule 5(i), Purchaser has good title to all of its tangible personal property (including machinery and equipment, inventory, receivables and furniture) shown on the Purchaser Financial Statements, free and clear of any Encumbrances, except for (i) assets which have been disposed of to non-Affiliate third-parties since the date of the Purchaser Financial Statements in the ordinary course of business, (ii) Encumbrances reflected in the Purchaser Financial Statements, and (iii) Permitted Encumbrances. Except as disclosed on Schedule 5(i), all of the Purchaser's assets are located at Purchaser's facilities or in transit to Purchaser's facilities.

j.	Material Contracts. All of Purchaser’s material contracts are in full force and effect and binding upon the Purchaser, and, to the Purchaser’s Knowledge, the other parties thereto. No material default by the Purchaser has occurred under any Contract and, to the Purchaser’s Knowledge, no material default by any other party has occurred under any Contract. To the Purchaser’s Knowledge, no event has occurred or fact, circumstance or condition exists that, with the lapse of time, the giving of notice or both, or the happening of any further event or existence of any future fact, circumstance or condition, would become a default by the Purchaser under any Contract.

k.	Litigation. Except as disclosed on Schedule 5(k), there is no, and in the past three (3) years has been no, litigation, proceeding (in law or in equity), governmental or other investigation before any commission or other administrative authority, or arbitration pending or, to the Purchaser’s or Merger Sub’s Knowledge, threatened against or affecting the Purchaser or the Merger Sub or any of its properties or any of its respective officers or directors (in their capacities as such), including any inquiry regarding the Purchaser’s or Merger Sub’s qualification to hold or receive any Permit. There is no litigation, proceeding or arbitration by the Purchaser or the Merger Sub pending or threatened against others.

l.	Compliance with Laws. Neither the Purchaser nor the Merger Sub is a party to or bound by any Order entered into in any administrative, judicial or arbitration proceeding with any Governmental Body with respect to the Purchaser’s or Merger Sub’s properties, assets, personnel or business activities. Neither the Purchaser nor the Merger Sub is in material violation of, delinquent under or, to the Purchaser’s or Merger Sub’s Knowledge, being investigated for violation of any material Law, Order or Permit by which the Purchaser or Merger Sub is bound or to which the Purchaser’s or Merger Sub’s properties are subject.

m.	Taxes. The Purchaser has filed all material tax returns required to be filed with any governmental body and all tax returns which have been filed are true, correct and complete in all material respects. The Purchaser has timely paid all material Taxes (whether or not shown on a tax return) required to be paid, or claimed by any governmental body to be required to be paid, except Taxes that are being contested in good faith. The Purchaser has established an adequate reserve on its financial statements in accordance with its applicable method of financial accounting for all Taxes of the Purchaser that have accrued but not yet become due and owing. The Purchaser’s Taxes did not, and all Taxes of the Purchaser that have not yet become due and owing will not, exceed such reserve as adjusted for operations and transactions through the Closing in accordance with past practice and custom of the Purchaser in filing its tax returns. All Taxes and other assessments and levies which the Purchaser was or is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental body. The Purchaser has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection. Except as set forth in Schedule 5(m), (i) the Purchaser has never received written notice of any audit or of any proposed deficiencies from the IRS or any other taxing authority (other than routine audits undertaken in the ordinary course and which have been resolved on or prior to the date hereof); (ii) there are in effect no waivers of applicable statutes of limitatioris with respect to any Taxes owed by the Purchaser for any year; (iii) neither the IRS nor any other taxing authority is now asserting or, to the Purchaser’s Knowledge, threatening to assert against the Purchaser any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith; (iv) the Purchaser has never been a member of an affiliated group of corporations filing a combined federal income Tax return, nor does the Purchaser have any liability for Taxes of any other Person under Treasury Regulations § 1.1502-6 or otherwise; and (v) the Purchaser has not filed a consent under Section 341(t) of the Code, concerning collapsible corporations. For the avoidance of doubt, Nothing in this Section 5(m) shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, Tax basis or other Tax attribute of the Purchaser in any taxable period (or portion thereof) beginning after the Closing Date or (ii) any Tax position that Purchaser or its Affiliates (including the Surviving Corporation) may take in respect of any such taxable period (or portion thereof).

n.	Brokers. Each of Purchaser and Merger Sub has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the Merger.

6.	Closing and Closing Deliveries.

a.	Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place by the electronic exchange of documents and signatures on the date hereof, or at such other place or on such other date as may be mutually agreeable to the parties. The date of the Closing is referred to as the “Closing Date.”

b.	Company Deliveries. In connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Company is delivering to the Purchaser the following, all of which shall be deemed to be delivered simultaneously:

i.	The Restated Articles, filed with the Secretary of State of the State of Nevada;

ii.	A Stockholder Questionnaire, duly executed by each Company Stockholder, stating, among other things, whether such Company Stockholder is an “accredited investor;”

iii.	A Letter of Transmittal, duly executed by each Company Stockholder;

iv.	A Stockholders’ Agreement Joinder, duly executed by each Company Stockholder;

v.	A Merger Agreement Joinder, duly executed by the Company Stockholders holding at least 95% of the Company Capital Stock;

vi.	A blank stock power in the name of Purchaser, duly endorsed by each Indemnifying Stockholder;

vii.	Evidence that (i) the Plan was terminated and (ii) all Options issued thereunder were cancelled for no consideration, on or before December 31, 2019;

viii.	Evidence reasonably satisfactory to Purchaser from Crown Capital Investments and Hannah Industries LLC that the total balance of the CCI-Finance LLC Hannah Industries Lease (the “CCI-Hannah Lease”) will be fully satisfied with payment of the CCI-Hannah Lease Investment (as defined below);

ix.	A certificate executed by an officer of the Company certifying as to (A) the amount of the Transaction Expenses incurred by the Company as of the date of Closing, and (B) the Indebtedness of the Company as of the date of Closing (the “Closing Certificate”);

x.	A certificate of an executive officer of the Company certifying as to: (A) the Restated Articles; (B) the Bylaws; (C) the resolutions adopted by the Company Stockholders and the Company Board authorizing and approving the execution, delivery and performance by the Company of this Agreement; and (D) the incumbency and signatures of the officers of the Company;

xi.	A certificate of the Secretary of State of the State of Nevada, as of a date not earlier than ten (10) days prior to the Closing Date, as to the existence and good standing of the Company in the State of Nevada;

xii.	(A) A properly executed statement in a form reasonably satisfactory to Purchaser and in compliance with Treasury Regulation Section 1.1445-2(c)(3) certifying that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code and (B) a notice to Purchaser, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Purchaser to deliver such notice form to the Internal Revenue Service on behalf of the Company; and

xiii.	Evidence reasonably satisfactory to Purchaser that the consents set forth on Schedule 6(b)(xiii) have been obtained by the Company.

c.	Purchaser’s Deliveries. In connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, Purchaser is delivering to the Company the following, all of which shall be deemed to be delivered simultaneously:

i.	Stock certificates representing shares of Consideration Common Stock issued to Company Stockholders;

ii.	A certificate of the Secretary of State of the State of Nevada as of a date not earlier than ten (10) days prior to the Closing Date, as to the existence and good standing of Purchaser and the Merger Sub in the State of Nevada;

iii.	A certificate of an executive officer of Purchaser certifying as to: (A) the Articles of Incorporation of Purchaser as of the date of this Agreement; and (B) the Bylaws of Purchaser as of the date of this Agreement; (C) the Stockholders’ Agreement of the Purchaser as of the date of this Agreement (D) the resolutions adopted by the board of directors of Purchaser, authorizing and approving the execution, delivery and performance by Purchaser of this Agreement and the Purchaser Transaction Documents; and (E) the incumbency and signatures of the officers of Purchaser;

iv.	A certificate of an executive officer of the Merger Sub certifying as to: (A) the Articles of Incorporation of the Merger Sub as of the date of this Agreement; and (B) the Bylaws of Merger Sub as of the date of this Agreement; (C) the resolutions adopted by the board of directors of the Merger Sub, authorizing and approving the execution, delivery and performance by Merger Sub of this Agreement and the Transaction Documents; and (D) the incumbency and signatures of the officers of Merger Sub;

v.	The Stockholders’ Agreement, duly executed by Purchaser;

vi.	An executed Termination and Release of all agreements related to the Purchaser Licensed IP; and

vii.	An amendment to Purchaser’s 2019 Stock Plan increasing the number of shares of Common Stock of Purchaser issuable under such plan to 2,758,260.

d.	CCI-Finance LLC Hannah Industries Lease. Concurrently with the Closing, Purchaser shall commit $1,140,000 (the “CCI-Hannah Lease Investment”) to satisfy the remaining balance of the financing required for the CCI-Hannah Lease. The parties hereby acknowledge and agree that the CCI-Hannah Lease Investment will be the last money the Company will invest, allocate, or spend on the CCI-Hannah Lease.

7.	Indemnification.

a.	Indemnification by the Indemnifying Stockholders.

i.	All representations, warranties, covenants and agreements made by the Company herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the Closing for a period of eighteen (18) months following the Closing (and thereafter until resolved if a claim in respect thereof has been made prior to such date); provided, however, (A) the representations and warranties contained in Section 4(a) (Organization), Section 4(b) (Power and Authority), Section 4(c) (Enforceability), Section 4(g) (Capitalization), and Section 4(s) (Brokers), (collectively, the “Fundamental Representations”) shall survive the Closing hereunder and continue in full force and effect until the later of (i) the expiration of the applicable statute of limitations period for the underlying subject matter after taking into account all extensions, or (ii) for each Indemnifying Stockholder, the date that such Indemnifying Stockholder transfers its Consideration Common Stock to an unrelated third party pursuant to a permitted transfer under any applicable agreements between such Indemnifying Stockholder and the Purchaser; (B) the representations and warranties contained in Section 4(u) (Taxes) and Section 4(w) (Employee Benefits) (the “Extended Representations”) shall survive the Closing hereunder and continue in full force and effect until the expiration of the applicable statute of limitations period for the underlying subject matter after taking into account all extensions, and (C) claims for indemnification involving fraud or intentional misrepresentation shall survive (I) until the expiration of the statute of limitations applicable to such claims (and thereafter until resolved if a claim in respect thereof has been made prior to such date) with respect to such matters, or (II) indefinitely if no statute of limitations apply. There shall be no termination of any representation or warranty as to which a claim has been asserted by Purchaser prior to the termination of such survival period.

ii.	The Indemnifying Stockholders shall severally, and not joint and severally, indemnify and hold harmless Purchaser and its directors, officers, shareholders, employees, agents, Affiliates, attorneys and representatives, and each Person, if any, who controls or may control the Purchaser or the Surviving Corporation within the meaning of the Securities Act (individually a “Purchaser Indemnified Person” and collectively the “Purchaser Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, Taxes and expenses, including, without limitation, costs and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees (collectively, “Damages”), resulting from or arising out of:

A)	any misrepresentation or breach or nonfulfillment of, or default in connection with, any of the representations and warranties given or made by the Company in this Agreement, or any exhibit or schedule to this Agreement or in any certificate or document furnished pursuant hereto by the Company to Purchaser;

B)	any non-fulfillment or breach of any covenant or agreement made by the Company in this Agreement;

C)	the exercise by any Dissenting Stockholder of dissenters’ rights under Nevada Act or other applicable law to the extent that the amount received by such Dissenting Stockholder exceeds the merger consideration set forth in Section 3;

D)	Taxes related to any Pre-Closing Tax Period, other than the Sales Tax Liability;

E)	Transaction Expenses and Indebtedness of the Company remaining unpaid at the Closing in excess of the amounts set forth on the Closing Certificate;

F)	any liabilities of the Company arising out of or related to the Plan and the options issued thereunder, including but not limited to any liabilities related to any failure to withhold any amounts, for taxes or otherwise, required to be withheld by the Company under applicable law, and any claims brought against the Company by former holders of Company Options related to the Plan or the options issued thereunder; provided, however, this Section 7(a)(ii)(F) shall not apply with respect to any liabilities arising out of or related the Plan or the options issued or cancelled thereunder with respect to any former holder that is given an offer of employment or other contractual engagement to provide services to the Purchaser; and

G)	any matter referred to on Section 7(a)(ii) of the Disclosure Schedule.

iii.	For the avoidance of doubt, no Company Stockholder, other than the Indemnifying Stockholders, shall have any obligation under this Section 7 and, notwithstanding anything to the contrary contained herein, no Indemnifying Stockholder shall have any obligation to indemnify the Purchaser for any punitive, consequential or incidental damages.

iv.	Each of the parties acknowledges and agrees that the sole and exclusive remedy of Purchaser and Merger Sub with respect to any and all claims (other than claims arising from fraud on the part of the Company in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation of the Company set forth herein or in any document delivered by the Company pursuant to this Agreement shall be pursuant to the indemnification provisions set forth in this Section 7.

b.	Indemnification by Purchaser and Merger Sub.

i.	All representations, warranties, covenants and agreements made by the Purchaser and Merger Sub herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the Closing for a period of eighteen (18) months following the Closing (and thereafter until resolved if a claim in respect thereof has been made prior to such date); provided, however, (A) the representations and warranties contained in Section 5(a) (Organization), Section 5(b) (Power and Authority), Section 5(c) (Enforceability), Section 5(e) (Capitalization), and Section 5(n) (Brokers) (collectively, the “Purchaser Fundamental Representations”) shall survive indefinitely, and (B) claims for indemnification involving fraud or intentional misrepresentation shall survive (I) until the expiration of the statute of limitations applicable to such claims (and thereafter until resolved if a claim in respect thereof has been made prior to such date) with respect to such matters, or (II) indefinitely if no statute of limitations apply. There shall be no termination of any representation or warranty as to which a claim has been asserted by Purchaser prior to the termination of such survival period.

ii.	The Purchaser shall severally indemnify and hold harmless the Company Stockholders (individually a “Seller Indemnified Person” and collectively the “Seller Indemnified Persons”) from and against any and all Damages resulting from or arising out of:

A)	any misrepresentation or breach or nonfulfillment of, or default in connection with, any of the representations and warranties given or made by the Purchaser or Merger Sub in this Agreement, the Purchaser Disclosure Schedule or any exhibit or schedule to this Agreement or in any certificate or document furnished pursuant hereto by the Purchaser or Merger Sub to the Company;

B)	any non-fulfillment or breach of any covenant or agreement made by the Purchaser or Merger Sub in this Agreement; and

C)	Transaction Expenses and Indebtedness of the Company set forth on the Closing Certificate.

iii.	Each of the parties acknowledges and agrees that the sole and exclusive remedy of the Company Stockholders with respect to any and all claims (other than claims arising from fraud on the part of the Purchaser or Merger Sub in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation of the Purchaser or Merger Sub set forth herein or in any document delivered by the Purchaser or Merger Sub pursuant to this Agreement shall be pursuant to the indemnification provisions set forth in this Section 7.

c.	Limitations on Indemnification Obligations.

i.	Indemnifying Stockholders shall not be required to make any indemnification payment pursuant to Section 7(a)(ii)(A) until such time as the total amount of Damages that have been directly or indirectly suffered or incurred by any one or more of the Purchaser Indemnified Persons exceeds seventy-five thousand dollars ($75,000) (the “Deductible”) in the aggregate, in which case the Purchaser Indemnified Persons shall be entitled to recover the aggregate amount of all such Damages in excess of the Deductible; provided that the foregoing limitations will not apply (and will not limit the indemnification or other obligations of Indemnifying Stockholders) (i) in the event of intentional misrepresentation or fraud or (ii) to inaccuracies in or breaches of any of the Fundamental Representations or the Extended Representations.

ii.	Purchaser shall not be required to make any indemnification payment pursuant to Section 7(b)(ii)(A) until such time as the total amount of Damages that have been directly or indirectly suffered or incurred by any one or more of the Seller Indemnified Persons exceeds seventy-five thousand dollars ($75,000) (the “Purchaser Deductible”) in the aggregate, in which case the Seller Indemnified Persons shall be entitled to recover the aggregate amount of all such Damages in excess of the Purchaser Deductible; provided that the foregoing limitations will not apply (and will not limit the indemnification or other obligations of Purchaser) (i) in the event of intentional misrepresentation or fraud or (ii) to inaccuracies in or breaches of any of the Purchaser Fundamental Representations.

iii.	Other than in the event of intentional misrepresentation or fraud, the aggregate amount of Damages for which the Purchaser Indemnified Persons shall be entitled to indemnification pursuant to this Agreement shall be (i) limited to the value of the Consideration Common Stock (measured on the date of this Agreement) for breaches of the Fundamental Representations or the Extended Representations and other claims pursuant to this Agreement and (ii) limited to $1,000,000 for all other breaches under Section 7(a)(ii)(A) (the “Cap”).

iv.	Other than in the event of intentional misrepresentation or fraud, the aggregate amount of Damages for which the Seller Indemnified Persons shall be entitled to indemnification pursuant to this Agreement shall be (i) limited to the value of the Consideration Common Stock (measured on the date of this Agreement) for breaches of the Fundamental Representations or the Extended Representations and other claims pursuant to this Agreement and (ii) limited to $1,000,000 for all other breaches under Section 7(b)(ii)(A) (the “Purchaser Cap”).

v.	Payments by an Indemnifying Party pursuant to Section 7 in respect to any Damages (taking into account any cap on such Damages hereunder) shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution, Tax benefits, payments from other responsible parties or other similar payment actually received by the Indemnified Party in respect of any such claim, less any related reasonable costs and expenses, including the aggregate cost of pursuing any such related insurance claims.

d.	Indemnification Claims.

i.	Upon receipt by the party pursuing an indemnification claim under this Section 7 (the “Indemnified Party”) of a certificate signed by any officer of the Indemnified Party (an “Officer’s Certificate”) stating that Damages exist with respect to the indemnification obligations of the party against who the indemnification is sought (the “Indemnifying Party”) set forth in Section 7(a) or Section 7(b), and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Indemnified Party shall, subject to the provisions of this Section 7, be entitled to indemnification by the Indemnifying Party.

ii.	The Purchaser or the Stockholders’ Representative, as applicable, shall have a period of thirty (30) days from and after delivery of any Officer’s Certificate to deliver to the Indemnified Party a response, in which the Purchaser or Stockholders’ Representative, as applicable, shall: (A) agree that the Indemnified Party is entitled to receive all of the requested Damages or (B) dispute that the Indemnified Party is entitled to receive the requested Damages.

iii.	If the Purchaser or Stockholders’ Representative, as applicable, disputes any claim or claims made in any Officer’s Certificate, the Indemnified Party shall have thirty (30) days to respond in a written statement to the objection of the Purchaser or Stockholders’ Representative. If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders’ Representative and the Purchaser shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims (the “Claims Period”).

e.	Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 7(d), either the Purchaser or the Stockholders’ Representative may initiate formal legal action to resolve such dispute.

f.	Stockholders’ Representative. By virtue of voting in favor of the adoption and approval of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive Consideration Common Stock pursuant to this Agreement, or by executing and delivering a Letter of Transmittal in connection with the Transactions, each Indemnifying Stockholder shall be deemed to have nominated, constituted and appointed, and does hereby irrevocably nominate, constitute and appoint Christopher J. Graham, as the representative, agent and true and lawful attorney in fact of the Indemnifying Stockholders, for all purposes in connection with this Agreement and the other Transaction Documents, with full power of substitution, to act in the name, place and stead of the Indemnifying Stockholders for purposes of executing any documents and taking any actions that the Stockholders’ Representative may, in the Stockholders’ Representative’s sole discretion, determine to be necessary, desirable or appropriate in connection with the Transactions. The Stockholders’ Representative shall be constituted and appointed as agent and attorney-in-fact for and on behalf of the Indemnifying Stockholders and shall have full power authority to represent, to give and receive notices and communications, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to act on such Indemnifying Stockholders behalf with respect to the matters set forth in this Section 7, including giving and receiving all notices and communications to be given or received with respect to the matters set forth herein and to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the interpretation of this Agreement and accomplishment of the foregoing. The Stockholders’ Representative shall have no liability to any Indemnifying Stockholders, for any action taken or not taken, decision made or instruction given by the Stockholders’ Representative in connection with this Agreement; provided, however, that the Stockholders’ Representative may be liable to the Indemnifying Stockholders in the event of gross negligence, fraud or intentional misconduct. The Stockholders’ Representative may also refrain from taking any such actions in its sole discretion. Without limiting the generality of the foregoing, the Stockholders’ Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment hereof for, in the name and on behalf of all such Indemnifying Stockholders and such successors.

g.	Actions of the Stockholders’ Representative. A decision, act, consent or instruction of the Stockholders’ Representative shall constitute a decision of all Indemnifying Stockholders with respect to the matters set forth herein and shall be final, binding and conclusive upon each such Indemnifying Stockholder, and Purchaser may rely upon any decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each and every such Indemnifying Stockholder. The Purchaser is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Representative.

h.	Third-Party Claims. In the event an Indemnified Party becomes aware of a third-party claim which the Indemnified Party believes may result in a right to indemnification pursuant to this Section 7, the Indemnified Party shall promptly, and in any event within ten (10) days thereof, notify the Purchaser or Stockholders’ Representative, as applicable, of such claim and all known material facts related thereto. The Indemnified Party shall have the right in its sole discretion to defend or settle any such claim, provided that the Indemnified Party shall keep the Purchaser or Stockholders’ Representative, as applicable, advised of the status of such third-party claim and the defense thereof and allow the Purchaser or the Stockholders’ Representative to participate in such defense with counsel of its choice (and at such party’s expense). The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement without the consent of the Indemnifying Party (or Stockholders’ Representative, as applicable), which consent shall not be unreasonably withheld, delayed or conditioned. In the event that the Purchaser or Stockholders’ Representative, as applicable, has consented to any such settlement, the Indemnifying Party shall have no power or authority to object under Section 7(d) or any other provision of this Section 7 to the amount of any claim by the Indemnified Party for indemnity with respect to such settlement.

Notwithstanding the foregoing, in the event an Indemnified Party becomes aware of a third party claim which, in the reasonable judgment of the Indemnified Party, (i) does not involve Intellectual Property of the Purchaser, and (ii) does not involve any type of injunctive relief, the Indemnified Party shall promptly notify the Indemnifying Party (or Stockholders’ Representative, as applicable), in writing, and the Indemnifying Party (or Stockholders’ Representative, as applicable), shall have the right, in its sole discretion, to assume and thereafter conduct the defense of any such claim with counsel of its choice reasonably satisfactory to the Indemnified Party (at the Indemnifying Party’s expense). Neither the Indemnifying Party nor the Stockholders’ Representative will consent to the entry of any judgment or enter into any settlement without the consent of the Purchaser or Stockholders’ Representative, as applicable, which consent shall not be unreasonably withheld, delayed or conditioned.

i.	Payment of Indemnification Claims.

i.	From and after the Closing Date any indemnification sought by a Purchaser Indemnified Person shall be recovered by such Purchaser Indemnified Person by the forfeiture of such number of shares Consideration Common Stock then held by the Indemnifying Stockholders having value equal to the amount of Damages suffered by the Purchaser Indemnified Person (the “Seller Indemnification Shares”). The value of the Consideration Common Stock shall be the fair market value on the date such claim is made, as determined by an independent third-party appraiser mutually agreed to in good faith by the board of directors of the Surviving Corporation and the Stockholders’ Representative.

ii.	As security for indemnification claims and to ensure the adequate payment of any claims made under this Section 7, each Indemnifying Stockholder shall execute a stock power, in the name of Purchaser and endorsed in blank, to be held by counsel to the Purchaser until the expiration of the survival period of last-surviving Extended Representation. In the event of any claim for indemnification under this Section 7 that is agreed upon by the Purchaser and Stockholders’ Representative pursuant to Section 7(d), or that is finally determined by a court of competent jurisdiction pursuant to Section 7(e), such stock power shall become effective with respect to the Seller Indemnification Shares and the number of Seller Indemnification Shares with a value equal to the amount of such Damages agreed upon or finally determined shall be transferred from the Indemnifying Stockholders to the Purchaser without any further action by the Indemnifying Stockholders.

iii.	The Seller Indemnification Shares shall be transferred from the Indemnifying Stockholders on a pro rata basis based on each Indemnifying Stockholder’s ownership of the Consideration Common Stock held by all Indemnifying Stockholders.

iv.	From and after the Closing Date any indemnification sought by the Company Stockholders shall be recovered by such Seller Indemnified Person by the issuance by the Purchaser of such number of additional shares of Purchaser Common Stock having value equal to the amount of Damages suffered by the Seller Indemnified Person (the “Purchaser Indemnification Shares”). The value of the Purchaser Indemnification Shares shall be the fair market value on the date such claim is made, as determined by an independent third-party appraiser mutually agreed to in good faith by the board of directors of the Surviving Corporation and the Company Stockholders.

8.	Tax Covenants.

a.	Reporting. The Purchaser and Company intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a)(1) of the Code, and to cause the Merger to qualify as a “reorganization” under the provisions of Section 368(a)(2)(E) of the Code (or, in the alternative, such other applicable tax-free reorganization provision under Section 368 of the Code). Purchaser and the Indemnifying Stockholders will report the Merger as such a reorganization in all tax returns and all financial reporting, and will take no position contrary to such reporting unless otherwise required by a final determination of a Tax Authority or a court of Law. After the Closing, Purchaser and its Affiliates and the Indemnifying Stockholders will not take any action, or fail to take any action, to the extent such action or failure to act may reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368 of the Code.

b.	Cooperation. Purchaser and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of tax returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and the Company agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until expiration of the statute of limitations, and to abide by all record retention agreements entered into with any governmental authority. To the extent requested by the Stockholders’ Representative, the Purchaser shall, before filing with an applicable governmental authority, draft copies of any income or other material tax returns of the Company that relate to a taxable period (or portion thereof) ending on or prior to the Closing Date and the Purchaser and Stockholders’ Representative shall cooperate in good faith to resolve any comments from the Stockholders’ Representative with respect thereto.

9.	Fees and Expenses. Except as otherwise set forth in this Agreement, the Company, on the one hand, and Purchaser and Merger Sub, on the other hand, will each bear its own costs and expenses (including attorneys’ fees, accountants’ fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the Merger.

10.	Governing Law; Exclusive Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES THEREOF. Any Proceeding based upon, arising out of or related to this Agreement or the Transactions must be brought in the federal state courts of located in Clark County, Nevada, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum,.

11.	Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

12.	Amendment and Waiver. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach of this Agreement or any of the documents, agreements and instruments executed in connection herewith or contemplated hereby.

13.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and such counterparts together shall constitute one and the same instrument. A facsimile or PDF signature shall be acceptable as an original for all purposes.

14.	Notices. All notices, consents and other communications to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (i) delivered personally, (ii) delivered by a recognized overnight courier service, or sent by e-mail transmission with a confirmation copy sent by overnight courier, in each case, to the parties at the addresses and facsimile numbers as set forth below or at such other addresses and facsimile numbers as may be furnished in writing:

If to the Stockholders’ Representative:

[    ]

If to Purchaser or Merger Sub:

Agrify Corporation
1600 District Ave, Unit 106
Burlington, MA 01803
Attn: Raymond Chang

Fax: (781) 832-2050

with a copy (which shall not constitute notice) to:

Nutter, McClennen & Fish LLP

155 Seaport Blvd

Boston, MA 02210

Attn: Joshua E. French

Fax: (617) 310-9357

If to the Company:

Trigrow Systems, Inc.

145 Westminster Drive

Atlanta, Georgia 30309

Attn: Richard Weinstein

with a copy (which shall not constitute notice) to:

Rice Reuther Sullivan & Carroll, LLP

3800 Howard Hughes Pkwy, Suite 1200

Las Vegas, Nevada 89169

Attn: Krisanne S. Cunningham, Esq.

Fax: (702) 732-7110

Date of service of such notice shall be (x) the date such notice is personally delivered, (y) three (3) days after the date of delivery to the overnight courier if sent by overnight courier, or (z) the next succeeding business day after transmission by electronic transmission.

15.	No Third Party Beneficiaries. No person or entity who is not a party to this Agreement, including, but not limited to, any employee or former employee of the Company, shall be deemed to be a beneficiary of any provision of this Agreement, and no such person shall have any claim, cause of action, right or remedy pursuant to this Agreement.

16.	Entire Agreement. This Agreement, including the Schedules, Exhibits, the Company Disclosure Schedule and the Purchaser Disclosure Schedule attached hereto, all agreements executed in connection herewith, and the Purchaser Transaction Documents, embody the entire agreement and understanding of the parties with respect to the transactions contemplated by this Agreement. This Agreement supersedes all prior discussions, negotiations, agreements and understandings (both written and oral) between the parties with respect to the transactions contemplated hereby that are not reflected or set forth in this Agreement, the Purchaser Transaction Documents, the Schedules, the Exhibits, the Company Disclosure Schedule or the Purchaser Disclosure Schedule attached hereto.

17.	Further Assurances. Each party hereto agrees to promptly execute and deliver all further instruments and documents and take all further action necessary or appropriate or that the other party may reasonably request in order to effect the purposes of this Agreement and the Transaction Documents.

18.	No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction will be applied against any party hereto.

19.	Public Announcements. No party to this Agreement shall issue any press release or other public document or make any public statement relating to this Agreement or the terms, conditions or other matters contained herein without obtaining the prior approval of the other parties. The Company and Purchaser will consult with each other and agree upon the timing of and the means by which the Company’s employees, customers, suppliers and others having dealings with the Company will be informed of the transactions contemplated by this Agreement. Nothing in this Section 19 shall require either party to obtain consent to make, or prevent either party from making, any public announcements or disclosures in such form as may be required by, or deemed advisable by such party’s legal counsel pursuant to, the rules of any stock exchange or national securities association or any applicable legal requirements.

20.	Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

21.	Remedies Cumulative. Except as otherwise provided herein, including without limitation Section 7(a)(iv), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

22.	Acknowledgment. It is acknowledged by each of the parties hereto that the Company has retained Rice Reuther Sullivan & Carroll, LLP (“RRSC”) to act as its counsel in connection with the transactions contemplated hereby and that RRSC has not acted as counsel for any other Person in connection with the transactions contemplated hereby for conflict of interest or any other purposes. Purchaser, Merger Sub and the Company agree that any attorney-client privilege and the expectation of client confidence attaching as a result of RRSC’s representation of the Company related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, including all communications among RRSC and the Company and its Affiliates relating to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect. Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between the Company and its Affiliates and RRSC related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement are hereby assigned and transferred as of immediately prior to the Closing to Emily Praxhia, as authorized representative of the Company (the “Authorized Representative”), (ii) the Company and its Affiliates hereby release all of their respective rights and interests to and in such communications and related materials and (iii) the Company and its Affiliates hereby release any right to assert or waive any privilege related to the communications referenced in this Section 22 and the Company and its Subsidiaries acknowledge and agree that all such rights shall reside with the Authorized Representative.

[Signature Page Follows]

COMPANY:

TRIGROW SYSTEMS, INC.

By:
Name:
Title:

PURCHASER:

AGRIFY CORPORATION

By:
Name:
Title:

MERGER SUB:

AGRIFY MERGER SUB, INC.

By:
Name:
Title:

STOCKHOLDERS’ REPRESENTATIVE

Christopher J. Graham

Schedule A:	Final Merger Consideration Spreadsheet
Schedule B:	Liquidity Event Adjustment

Exhibit A:	Articles of Merger
Exhibit B:	Amended and Restated Articles of Incorporation
Exhibit C:	Letter of Transmittal
Exhibit D:	Stockholder Questionnaire
Exhibit E:	Stockholders’ Agreement Joinder
Exhibit F:	Merger Agreement Joinder

Schedule A

Final Merger Consideration Spreadsheet